Exhibit 4.1

Alaia Capital, LLC

62 West 45th St.

5th Floor

New York, NY 10036

October 19, 2021

m+ Buffer 20 Fund, m+ funds Trust, Series 1-22

c/o The Bank of New York Mellon, as Trustee
240 Greenwich Street, 22W Floor

New York, New York 10286

Re:	m+ funds Trust, Series 1-22 (the “Trust”)

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement (File No. 333-258399) for the above captioned Trust. We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Ian Shainbrown
Name: Ian Shainbrown
Title: Executive Vice President